EXHIBIT 10.24

AMERIGAS PROPANE, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As amended and restated effective July 25, 2016

TABLE OF CONTENTS

Page

ARTICLE I	STATEMENT OF PURPOSE 2

ARTICLE II	DEFINITIONS 2

ARTICLE III	PARTICIPATION AND VESTING 4

ARTICLE IV	BENEFITS 5

ARTICLE V	FORM AND TIMING OF BENEFIT DISTRIBUTION 6

ARTICLE VI	FUNDING OF BENEFITS 7

ARTICLE VII	THE COMMITTEE 7

ARTICLE VIII	AMENDMENT AND TERMINATION 9

ARTICLE IX	CLAIMS PROCEDURES 9

ARTICLE X	MISCELLANEOUS PROVISIONS 11

ARTICLE I

STATEMENT OF PURPOSE
The purpose of the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (the “AGP SERP”) is to provide a fair and competitive level of retirement benefits to certain management and other highly compensated employees and thereby to attract and retain the highest quality executives to AmeriGas Propane, Inc. To address these purposes, certain employees of AmeriGas Propane, Inc. (those designated as “Participants”) will be provided with supplemental retirement benefits. The AGP SERP was amended and restated effective as of January 1, 2009 to allow Participants to defer their benefit under the AGP SERP to the UGI Corporation 2009 Deferral Plan, and was subsequently amended and restated effective as of November 22, 2013. This amendment and restatement of the AGP SERP shall be effective as of July 25, 2016.
ARTICLE II

DEFINITIONS
Sec. 2.01    “Administrative Committee” shall mean the administrative committee designated pursuant to Article VII to administer the AGP SERP in accordance with its terms.
Sec. 2.02    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
Sec. 2.03    “AGP” shall mean AmeriGas Propane, Inc.
Sec. 2.04    “AGP 401(k) Plan” shall mean the AmeriGas Propane, Inc. 401(k) Savings Plan.
Sec. 2.05    “AGP SERP” shall mean the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan as set forth herein and as the same may be hereafter amended.
Sec. 2.06    “Beneficiary” shall mean the person designated by a Participant to receive any benefits payable after the Participant’s death. AGP shall provide a form for this purpose. In the event a Participant has not filed a Beneficiary designation with AGP or none of the designated Beneficiaries are living at the date of the Participant’s death, the Beneficiary shall be the Participant’s estate.
Sec. 2.07    “Board” shall mean the Board of Directors of AGP.
Sec. 2.08    “Change in Control Agreement” shall mean a Change in Control Agreement between an Employee and AGP or a Subsidiary.
Sec. 2.09    “Code” shall mean the Internal Revenue Code of 1986, as amended.
Sec. 2.10    “Compensation/Pension Committee” shall mean the Compensation/Pension Committee of the Board or such other committee designated by the Board of AGP to perform certain functions with respect to the AGP SERP.
Sec. 2.11    “Compensation” shall mean a Participant’s actual base salary earned from AGP and its Subsidiaries, plus the amount of annual bonus payable under the applicable bonus or severance plan, in each Plan Year. Compensation shall include any such salary and bonus that that would be payable to the Employee except for an election by the Employee to have such compensation deferred under any qualified savings plan, non-qualified deferred compensation plan, or section 125 plan, of AGP or a Subsidiary. Compensation shall be prorated for any Plan Year during which the Employee ceases to be a Participant and remains an employee of AGP or a Subsidiary or Affiliate.
Sec. 2.12    “Deferral Plan” shall mean the UGI Corporation 2009 Deferral Plan.
Sec. 2.13    “Effective Date” of the AGP SERP shall mean October 1, 1996. The effective date of the amended restated AGP SERP shall mean July 25, 2016.
Sec. 2.14    “Employee” shall mean any person in the employ of AGP or any AGP Subsidiary other than a person (i) whose terms and conditions of employment are determined through collective bargaining with a third party or (ii) who is characterized as an independent contractor by AGP, no matter how characterized by a court or government agency. No retroactive characterization of an individual’s status for any other purpose shall make an individual an “Employee” for purposes hereof unless specifically determined otherwise by AGP for the purposes of this AGP SERP.
Sec. 2.15    “Employment Commencement Date” shall mean the first day on which a Participant became an employee of AGP, any Subsidiary or Affiliate of AGP, or any entity whose business or assets have been acquired by AGP, its Subsidiary or Affiliate or by any predecessor of such entities. If any interruption of employment occurred after the date described in the preceding sentence, the “Employment Commencement Date” after reemployment shall be the first day on which the Participant became an employee as described in the preceding sentence after the most recent such interruption of the employment relationship between the Participant and AGP or any of its Subsidiaries or Affiliates, unless the Administrative Committee determines otherwise.
Sec. 2.16    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Sec. 2.17    “Key Employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation and Management Development Committee of the Board of Directors of UGI Corporation or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by such Committee or its delegate in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.
Sec. 2.18    “Matching Contribution” shall have the meaning given that term under the AGP 401(k) Plan.
Sec. 2.19    “Participant” shall mean each Employee who meets the requirements of Section 3.01 hereof.
Sec. 2.20    “Plan Year” shall mean a fiscal year beginning October 1 and ending September 30.
Sec. 2.21    “Postponement Period” shall mean, for a Key Employee, the period of six months after separation from service (or such other period as may be required by Section 409A of the Code) during which AGP SERP benefits may not be paid to the Key Employee under section 409A of the Code.
Sec. 2.22    “Subsidiary” shall mean any corporation in which AGP, directly or indirectly, owns at least a 50% interest or an unincorporated entity of which AGP, directly or indirectly, owns at least 50% of the profits or capital interests.
Sec. 2.23    “Termination for Cause” shall mean termination of employment by reason of misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material gross adverse effect on the business, operations, assets, properties or financial condition of AGP, AmeriGas Partners, L.P., AmeriGas Propane, L.P., or their Subsidiaries and Affiliates, taken as a whole.
ARTICLE III

PARTICIPATION AND VESTING
Sec. 3.01    Participation.
(a)    Each Employee of AGP or an AGP Subsidiary who was a Participant in this AGP SERP on December 31, 2008 shall continue to be a Participant on January 1, 2009.  On and after January 1, 2009, each newly hired Employee of AGP or an AGP Subsidiary who becomes employed on a salaried basis at grade level 36 or higher, or such other level as the Compensation/Pension Committee may designate, shall become a Participant immediately upon his date of hire.
(b)    On and after January 1, 2009, each newly promoted Employee of AGP or an AGP Subsidiary, and each Employee who transfers to AGP or an AGP Subsidiary from an Affiliate other than AGP or an AGP Subsidiary, and who is employed on a salaried basis at grade level 36 or higher, or such other level as the Compensation/Pension Committee may designate, shall become a Participant in the AGP SERP as of his or her transfer or promotion date.
Sec. 3.02    Vesting. Benefits under this AGP SERP shall vest on the fifth anniversary of a Participant’s most recent Employment Commencement Date, if the Participant continues to be employed by AGP and its Affiliates through the vesting date, unless the Compensation/Pension Committee determines that a Participant’s benefits should vest, in whole or in part, sooner. A Participant’s benefit under this AGP SERP shall also vest if the Participant’s employment with AGP and its Subsidiaries and Affiliates terminates on account of death or Total Disability, as determined under the AGP 401(k) Plan. Notwithstanding anything to the contrary, a Participant shall vest in his or her benefits under Section 4.05 of this AGP SERP when the Participant’s employment has terminated under the circumstances described in Section 4.05 and the Participant has met all the requirements of the Participant’s Change in Control Agreement that entitle the Participant to receive the benefits described in Section 4.05.
ARTICLE IV

BENEFITS
Sec. 4.01    Benefit Credits.
(a)    AGP shall establish a bookkeeping account for each Participant. At the end of each Plan Year, AGP shall credit to the Participant’s account an amount equal to 5% of the Participant’s maximum recognizable Compensation under section 401(a)(17) of the Code for the calendar year in which the Plan Year begins, and 10% of the Participant’s Compensation, if any, in excess of such maximum recognizable Compensation under section 401(a)(17) of the Code.
(b)    In addition, effective for amounts forfeited in 2005 and subsequent years, in the event that any portion of the Matching Contribution allocated to a Participant under the AGP 401(k) Plan with respect to the prior plan year is forfeited to satisfy the nondiscrimination requirements of section 401(k) or 401(m) of the Code, AGP shall credit to the Participant’s account under the AGP SERP, in the Plan Year in which the forfeiture occurs, an amount that is equal to the forfeited Matching Contributions, adjusted for earnings and losses as provided under the AGP 401(k) Plan to the date forfeited. The allocation with respect to forfeited Matching Contributions shall not exceed the Matching Contributions that would have been provided under the AGP 401(k) Plan in the absence of any plan-based restrictions that reflect limits on qualified plan contributions under the Code, in accordance with section 409A of the Code.
Sec. 4.02    Timing of Credits. Amounts shall be credited to a Participant’s account annually within 90 days after the end of the Plan Year.
Sec. 4.03    Earnings.
(a)    For Plan Years ending before October 1, 2007, amounts credited to a Participant’s account shall accrue interest from the end of the Plan Year as of which they are so credited until the date on which they are paid to the Participant. Such interest shall be credited annually on the opening balance of a Participant’s account as of each September 30. The rate of interest shall be equal to the total year-to-date rate of return on the trust portfolio for the Retirement Income Plan for Employees of UGI Utilities, Inc. (the “RIP”), except that the rate of interest in any fiscal year may not exceed the rate of return assumed in determining the annual cost of the RIP for that year plus one percent or be less than zero. The Administrative Committee shall make appropriate adjustments to interest credited with respect to any amounts that are credited to the AGP SERP during the Plan Year pursuant to Section 4.01 and with respect to Participants who receive a distribution from the Plan during the Plan Year.
(b)    For Plan Years beginning on or after October 1, 2007,
(i)    For purposes of measuring the investment returns of a Participant’s account, the Participant may select the investment funds in which all or part of his account shall be deemed to be invested, from the investment funds designated by the Administrative Committee.
(ii)    A Participant shall make an investment designation by such method as the Administrative Committee determines. An investment designation shall remain effective until another valid designation has been made by the Participant. The Participant may amend his investment designation at such time or times as permitted by the Administrative Committee in its sole discretion, and in accordance with such procedures as may be established by the Administrative Committee.
(iii)    In the absence of any Participant election designating the deemed investment of his account, a Participant shall be deemed to have elected that his account be invested in the manner selected by the Administrative Committee for such circumstance.
(iv)    Each Participant’s account shall be adjusted periodically to take into account the gains, losses and income returns of the investment funds selected by the Participant.
Sec. 4.04    Divestiture. Each Participant shall be divested of, and shall immediately forfeit, any benefit to which the Participant is otherwise entitled under the AGP SERP if the Participant experiences a Termination for Cause.
Sec. 4.05    Change of Control Benefit.  In the event of a Change of Control (as defined in the applicable Change in Control Agreement), if and to the extent required by a Participant’s Change in Control Agreement, each Participant in the AGP SERP who is entitled to receive severance benefits under a Change in Control Agreement shall receive a credit to the Participant’s account equal to the aggregate credits that would have been made under Section 4.01(a) had the Participant continued in employment during the continuation period under the Change in Control Agreement and received annual compensation as described in the Change in Control Agreement.  This amount shall be credited to the Participant’s account as of the Participant’s termination date.
ARTICLE V

FORM AND TIMING OF BENEFIT DISTRIBUTION
Sec. 5.01    Form of Benefit Distributions. A Participant’s vested account under the AGP SERP shall be paid in a lump sum to the Participant upon the Participant’s termination of employment with AGP and its Subsidiaries and Affiliates for any reason other than Termination for Cause, as described below. In the event of death, the Participant’s vested account shall be paid in a lump sum to the Participant’s beneficiary designated in writing on a form filed with the Administrative Committee or its designee or, if there is none, to the Participant’s estate.
Sec. 5.02    Timing of Benefit Distributions. Except as otherwise required by Section 5.03 below, benefits payable under the AGP SERP shall be paid within 60 days after a Participant’s termination of employment for a reason other than Termination for Cause.
Sec. 5.03    Key Employees. If required by section 409A of the Code, no benefits shall be paid to a Participant who is a Key Employee during the Postponement Period. If a Participant is a Key Employee and payment of benefits under the AGP SERP is required to be delayed for the Postponement Period, the accumulated amounts withheld on account of section 409A of the Code shall be paid in a lump sum payment within 15 days after the end of the Postponement Period. If the Participant dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the Participant’s beneficiary (as described in Section 5.01) within 60 days after the Participant’s death.
Sec. 5.04    Deferral Elections. Notwithstanding the foregoing, a Participant may make a one-time, irrevocable election to elect to have the Participant’s vested account under this AGP SERP credited to the Participant’s account under the Deferral Plan on the date of the Participant’s separation from service, in lieu of the payments described in Section 5.01 and 5.02. If the Participant makes a deferral election, the Participant’s vested account under this AGP SERP will be credited to the Participant’s account under the Deferral Plan at separation from service and the amount credited to the Deferral Plan shall be distributed in accordance with the provisions of the Deferral Plan. An election under this Section 5.04 shall be made in writing, on a form and at a time prescribed by the Administrative Committee and shall be irrevocable upon submission to the Corporate Secretary of UGI Corporation.
ARTICLE VI

FUNDING OF BENEFITS
Sec. 6.01    Source of Funds. The Board may, but shall not be required to, authorize the establishment of a rabbi trust for the benefits described herein. In any event, AGP’s obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of AGP or any such vehicle.
Sec. 6.02    Participant Contributions. There shall be no contributions made by Participants under the AGP SERP.
ARTICLE VII

THE COMMITTEE
Sec. 7.01    Appointment and Tenure of Administrative Committee Members. The Administrative Committee shall consist of one or more persons who shall be appointed by and serve at the pleasure of the Compensation/Pension Committee. Any Administrative Committee member may resign by delivering his or her written resignation to the Compensation/Pension Committee. Vacancies arising by the death, resignation or removal of an Administrative Committee member may be filled by the Compensation/Pension Committee.
Sec. 7.02    Meetings; Majority Rule. Any and all acts of the Administrative Committee taken at a meeting shall be by a majority of all members of the Administrative Committee. The Administrative Committee may act by vote taken in a meeting (at which a majority of members shall constitute a quorum). The Administrative Committee may also act by unanimous consent in writing without the formality of convening a meeting.
Sec. 7.03    Delegation. The Administrative Committee may, by majority decision, delegate to each or any one of its members, authority to sign any documents on its behalf, or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Administrative Committee, even though such person alone may sign any document required by third parties. The Administrative Committee shall elect one of its members to serve as Chairperson. The Chairperson shall preside at all meetings of the Administrative Committee or shall delegate such responsibility to another Administrative Committee member. The Administrative Committee shall elect one person to serve as Secretary to the Administrative Committee. All third parties may rely on any communication signed by the Secretary, acting as such, as an official communication from the Administrative Committee.
Sec. 7.04    Authority and Responsibility of the Administrative Committee. The Administrative Committee shall have only such authority and responsibilities as are delegated to it by the Compensation/Pension Committee or specifically under this AGP SERP. The Administrative Committee shall have full power and express discretionary authority to administer and interpret the AGP SERP, to make factual determinations and to adopt or amend such rules and regulations for implementing the AGP SERP and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Administrative Committee’s authorities and responsibilities shall also include:
(a)    maintenance and preservation of records relating to Participants, former Participants, and their beneficiaries;
(b)    preparation and distribution to Participants of all information and notices required under federal law or the provisions of the AGP SERP;
(c)    preparation and filing of all governmental reports and other information required under law to be filed or published;
(d)    construction of the provisions of the AGP SERP, to correct defects therein and to supply omissions thereto;
(e)    engagement of assistants and professional advisers;
(f)    arrangement for bonding, if required by law; and
(g)    promulgation of procedures for determination of claims for benefits.
Sec. 7.05    Compensation of Administrative Committee Members. The members of the Administrative Committee shall serve without compensation for their services as such, but all expenses of the Administrative Committee shall be paid or reimbursed by AGP.
Sec. 7.06    Committee Discretion. Any discretion, actions or interpretations to be made under the AGP SERP by the Administrative Committee or by the Compensation/Pension Committee on behalf of AGP shall be made in its sole discretion, not acting in a fiduciary capacity, need not be uniformly applied to similarly situated individuals, and shall be final, binding and conclusive upon the parties. All benefits under the AGP SERP shall be provided conditional upon the Participant’s acknowledgement, in writing or by acceptance of the benefits, that all decisions and determinations of the Administrative Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the AGP SERP.
Sec. 7.07    Indemnification of the Committees. Each member of the Administrative Committee and each member of the Compensation/Pension Committee shall be indemnified by AGP against costs, expenses and liabilities (other than amounts paid in settlement to which AGP does not consent) reasonably incurred by the member in connection with any action to which the member may be a party by reason of the member’s service on the applicable Committee, except in relation to matters as to which the member shall be adjudged in such action to be personally guilty of gross negligence or willful misconduct in the performance of the member’s duties. The foregoing right to indemnification shall be in addition to such other rights as the Administrative Committee member or the Compensation/Pension Committee member may enjoy as a matter of law or by reason of insurance coverage of any kind, but shall not extend to costs, expenses and/or liabilities otherwise covered by insurance or that would be so covered by any insurance then in force if such insurance contained a waiver of subrogation. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Administrative Committee member or the Compensation/Pension Committee member may be entitled pursuant to the by-laws of AGP. Service on the Administrative Committee or the Compensation/Pension Committee shall be deemed in partial fulfillment of the applicable Committee member’s function as an employee, officer, or director of AGP, if the Committee member also serves in that capacity.
ARTICLE VIII

AMENDMENT AND TERMINATION
Sec. 8.01    Amendment. The provisions of the AGP SERP may be amended at any time and from time to time by the Compensation/Pension Committee for any reason without either the consent of or prior notice to any Participant; provided, however, that no such amendment shall serve to reduce the benefit that has accrued on behalf of a Participant as of the effective date of the amendment. Notwithstanding the foregoing, the Administrative Committee may adopt any amendment to the AGP SERP as it shall deem necessary or appropriate to (i) maintain compliance with current laws and regulations; (ii) correct errors and omissions in the AGP SERP document; and (iii) facilitate the administration and operation of the AGP SERP.
Sec. 8.02    AGP SERP Termination. While it is AGP’s intention to continue the AGP SERP indefinitely in operation, the right is, nevertheless, reserved to terminate the AGP SERP in whole or in part at any time for any reason without either the consent of or prior notice to any Participant. No such termination shall reduce the benefit that has accrued on behalf of a Participant as of the effective date of the termination, but AGP may immediately distribute all accrued benefits upon termination of the AGP SERP in accordance with section 409A of the Code.
ARTICLE IX

CLAIMS PROCEDURES
Sec. 9.01    Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the AGP SERP (hereinafter referred to as “claimant”), or requesting information under the AGP SERP shall present the request in writing to the Administrative Committee, which shall respond in writing or electronically. The notice advising of the denial shall be furnished to the claimant within 90 days of receipt of the benefit claim by the Administrative Committee, unless special circumstances require an extension of time to process the claim. If an extension is required, the Administrative Committee shall provide notice of the extension prior to the termination of the 90 day period. In no event may the extension exceed a total of 180 days from the date of the original receipt of the claim.
Sec. 9.02    Denial of Claim. If the claim or request is denied, the written or electronic notice of denial shall state:
(a)    The reason(s) for denial;
(b)    Reference to the specific AGP SERP provisions on which the denial is based;
(c)    A description of any additional material or information required and an explanation of why it is necessary; and
(d)    An explanation of the AGP SERP’s claims review procedures and the time limits applicable to such procedures, including the right to bring a civil action under section 502(a) of ERISA.
Sec. 9.03    Final Decision. The decision on review shall normally be made within 60 days after the Administrative Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing or in electronic form and shall:
(a)    State the specific reason(s) for the denial;
(b)    Reference the relevant AGP SERP provisions;
(c)    State that the claimant is entitled to receive, upon request and free of charge, and have reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and
(d)    State that the claimant may bring an action under section 502(a) of ERISA.
All decisions on review shall be final and bind all parties concerned.
Sec. 9.04    Review of Claim. Any claimant whose claim or request is denied or who has not received a response within 60 days may request a review by notice given in writing or electronic form to the Administrative Committee. Such request must be made within 60 days after receipt by the claimant of the written or electronic notice of denial, or in the event the claimant has not received a response, 60 days after receipt by the Administrative Committee of the claimant’s claim or request. The claim or request shall be reviewed by the Administrative Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
ARTICLE X

MISCELLANEOUS PROVISIONS
Sec. 10.01    Nonalienation of Benefits. None of the payments, benefits or rights of any Participant under the AGP SERP shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the AGP SERP, except any right to designate a beneficiary or beneficiaries in connection with any form of benefit payment providing benefits after the Participant’s death.
Sec. 10.02    No Contract of Employment. Neither the establishment of the AGP SERP, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Employee, or any person whomsoever, the right to be retained in the service of AGP, and all Participants and other Employees shall remain subject to discharge to the same extent as if the AGP SERP had never been adopted.
Sec. 10.03    Severability of Provisions. If any provision of the AGP SERP shall be held invalid or unenforceable, such validity or unenforceability shall not affect any other provisions hereof, and the AGP SERP shall be construed and enforced as if such provision had not been included.
Sec. 10.04    Heirs, Assigns and Personal Representatives. The AGP SERP shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Sec. 10.05    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the AGP SERP, and shall not be employed in the construction of the AGP SERP.
Sec. 10.06    Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.
Sec. 10.07    Controlling Law. The AGP SERP shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law, which shall otherwise control, and exclusive of any Pennsylvania choice of law provisions.
Sec. 10.08    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge AGP, the Board, the Administrative Committee, the Compensation/Pension Committee and all other parties with respect thereto.
Sec. 10.09    Lost Payees. A benefit (including accrued interest) shall be deemed forfeited if the Board or the Administrative Committee is unable to locate a Participant to whom payment is due; provided, however, that such benefit shall be reinstated if a claim is made by the proper payee for the forfeited benefit.
Sec. 10.10    Reliance on Data and Consents. AGP, the Board, the Compensation/Pension Committee, the Administrative Committee, all fiduciaries with respect to the AGP SERP, and all other persons or entities associated with the operation of the AGP SERP, and the provision of benefits thereunder, may reasonably rely on the truth, accuracy and completeness of all data provided by the Participant, including, without limitation, data with respect to age, health and marital status. Furthermore, AGP, the Board, the Compensation/Pension Committee, the Administrative Committee and all fiduciaries with respect to the AGP SERP may reasonably rely on all consents, elections and designations filed with the AGP SERP or those associated with the operation of the AGP SERP by any Participant, or the representatives of any such person without duty to inquire into the genuineness of any such consent, election or designation. None of the aforementioned persons or entities associated with the operation of the AGP SERP or the benefits provided under the AGP SERP shall have any duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of the Participants to advise the appropriate parties of any change in such data.
Sec. 10.11    Taxation. The AGP SERP is intended to comply with the requirements of section 409A of the Code. Notwithstanding anything in the AGP SERP to the contrary, allocations to the AGP SERP shall be made consistent with section 409A, and distributions may only be made under the AGP SERP upon an event and in a manner permitted by section 409A of the Code. All payments under the AGP SERP shall be subject to applicable tax withholding. Distributions upon termination of employment shall only be made upon the Participant’s “separation from service” under section 409A of the Code, and in no event may a Participant designate the calendar year of a payment.

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